Exhibit 10.1

OPTION AGREEMENT

SCHLUMBERGER 2013 OMNIBUS STOCK INCENTIVE PLAN

INCENTIVE STOCK OPTION

SCHLUMBERGER LIMITED, a Curaçao corporation (the “Company”), hereby grants to you an incentive stock option (the “ISO”) to purchase common stock of the Company, par value $0.01 per share (“Common Stock”) pursuant to this option agreement (as may be amended, the “Agreement”).  Your ISO is subject to all the terms and conditions of the Schlumberger 2013 Omnibus Stock Incentive Plan, as may be amended (the “Plan”) and this Agreement.  Your ISO is intended to constitute an “incentive stock option” under Section 422 of the U.S. Internal Revenue Code of 1986 and the Treasury Regulations promulgated thereunder.

1.Award. The date of grant of this ISO (the “Grant Date”), the ISO exercise price and the number of shares of Common Stock subject to this ISO (collectively, the “Option Shares”) are set forth in an award notice that has been previously delivered to you.  Except as set forth below, this ISO expires on the tenth anniversary of the Grant Date.

2.Vesting of ISO.

(a)The Option Shares will become purchasable in installments, which are cumulative.  The date on which each installment will become exercisable and the number of shares of Common Stock comprising each installment are as follows:

DATE	OPTION SHARES PURCHASABLE
1st Anniversary of the Grant Date	20%
2nd Anniversary of the Grant Date	20%
3rd Anniversary of the Grant Date	20%
4th Anniversary of the Grant Date	20%
5th Anniversary of the Grant Date	20%

(b)In keeping with the Company’s general policy, the terms of this Agreement, including the vesting schedules, are put in place in certain countries to comply with local regulations.  The vesting schedule above, and therefore your ability to exercise your ISO at certain times and certain other terms of the ISO, may change if you move from one country to another.  Currently, the Company has in place a sub-plan for France that governs stock options issued to grantees residing in France or who are on a French payroll.

3.Exercise of ISO.

(a)This ISO may be exercised only by delivering to the Company a written notice (or an electronic notice in the manner specified by the Compensation Committee of the Board of Directors (the “Board”) of the Company (the “Committee”)) specifying the number of shares of Common Stock you wish to purchase.  The Committee, which is authorized by the Board to administer the Plan, hereby notifies you that the ISO price may be paid, subject to such rules and procedures in effect at such time and as the Committee may prescribe from time to time, (1) in cash or certified check, (2) by the delivery of shares of Common Stock with a Fair Market Value at the time of exercise equal to the total ISO price, (3) by a combination of the methods described in (1) and (2), and (4) subject to applicable law, and the Company’s Securities Transactions – Insider Trading Standard through a broker-assisted cashless exercise, or “sell-to-cover” arrangement in accordance with the procedures approved by the Committee.

(b)Please see the Company’s stock options department website, which is set forth in the last paragraph of this Agreement for further information.  Any changes in the terms and procedures of this program, and any additional program that the Committee may authorize in the future, will be communicated to you on the Company’s stock options department website.

4.Termination of Employment. This ISO will expire earlier than the date set forth above if you terminate employment with the Company and its Subsidiaries.

(a)Termination with Company Consent. If you terminate employment with consent of the Company or a Subsidiary, as applicable, any exercise of this ISO must be made within three (3) months of termination of employment (or expiration date, if earlier) and then only to the extent the ISO was exercisable upon termination, unless you terminate employment due to Retirement (as provided in Section 4(b) below) or Special Retirement (as provided in Section 4(c) below), or terminate employment as a result of death or Disability (as provided in Section 4(d) below).

(b)Retirement. If your employment with the Company and its Subsidiaries is terminated due to Retirement (as defined in Section 10 below), your ISO will, subject to forfeiture provisions in the event you engage in Detrimental Activity (as defined in Section 10 below): (i) continue to vest post-Retirement as if you remained employed with the Company and its Subsidiaries and (ii) have an exercise period of 10 years from the original date of grant (the “Retirement Exercise Period”). As more fully described in the Prospectus related to the Plan, if you exercise your option more than three (3) months following your Retirement or Special Retirement, your Option Shares will be treated as attributable to the exercise of a non-qualified stock option for tax purposes.

(c)Special Retirement. If your employment with the Company and its Subsidiaries is terminated due to Special Retirement (as defined in Section 10 below), your ISO will be exercisable at any time during the period of sixty (60) months after such termination or the remainder of the term of the ISO, whichever is less (the “Special Retirement Exercise Period”), provided that such option may be exercised after such termination and before expiration only to the extent that it is exercisable on the date of such termination.

(d)Death or Disability. If your employment with the Company and its Subsidiaries is terminated due to death or Disability (as defined in Section 10 below), your ISO will automatically become fully vested and exercisable.  You may exercise the outstanding ISO at any time during the period of 60 months after such termination or the remainder of the term of the ISO, whichever is less (the “Disability Exercise Period” or “Death Exercise Period”, as applicable).  As more fully described in the Prospectus related to the Plan, if you exercise your option more than 12 months after you terminate employment due to Disability, your Option Shares will be treated as attributable to the exercise of a non-qualified stock option for tax purposes. In the event that you die while employed with the Company or any Subsidiary or during the Special Retirement Exercise Period, the Retirement Exercise Period or the Disability Exercise Period, your ISO may be exercised only by the person or persons entitled thereto under your will or under the laws of descent and distribution to the extent exercisable by you on the date of your death and to the extent the term of the ISO has not expired within such Special Retirement Exercise Period, the Retirement Exercise Period or Disability Exercise Period, as applicable.

(e)Breach or Misconduct; Without Consent. If termination of your employment with the Company and its Subsidiaries is because of breach of your employment contract, if any, or your misconduct, this ISO will immediately and automatically expire and terminate. Termination of your employment without consent of the Company or a Subsidiary, as applicable, will cause your ISO to expire immediately.

(f)Detrimental Activity. This ISO may be forfeited, and any exercise you have made of this ISO may be rescinded, as further described below, if you engage in certain Detrimental Activity (as defined in Section 10 below). Specifically, if you engage in Detrimental Activity while employed with the Company or its Subsidiaries or within one year following termination of employment for any reason other than Retirement, Special Retirement or Disability, this ISO will immediately and automatically expire and terminate and the Committee may rescind any exercise that you made under this option within six months preceding or three months following your termination.

If you engage in Detrimental Activity while employed with the Company or its Subsidiaries or within five years following termination of employment by reason of Special Retirement or Disability, this ISO will immediately and automatically expire and terminate and the Committee may rescind any exercise that you made under this option within the period beginning six months prior to your termination by Special Retirement or Disability and ending on the expiration of your Special Retirement Exercise Period or Disability Exercise Period.

If you engage in Detrimental Activity while employed with the Company or its Subsidiaries or within your Retirement Exercise Period, this ISO will immediately and automatically expire and terminate and the Committee may rescind any exercise that you made under this option within the period beginning six months prior to your termination by Retirement and ending on the expiration of your Retirement Exercise Period.  In the event that any option exercise is rescinded by the Committee as described above, you will be obligated to pay the Company within 10 days following written demand an amount equal to the spread on the shares of Common Stock with respect to which the rescinded exercise applied.   (The “spread” for this purpose is the difference between the aggregate exercise price and aggregate Fair Market Value of the shares as to which you exercised your option, with Fair Market Value determined as of the exercise date.)

5.Restrictions Imposed by Law. As contemplated by the Plan, you may not exercise your ISO or any portion thereof, and no obligation exists to issue or release shares of Common Stock or accept an exercise of this ISO, if the issuance or release of shares or the acceptance of the ISO exercise by the Company or a Subsidiary constitutes a violation of any governmental law or regulation.

6.Assignability. This ISO is not transferable or assignable except by will or laws of descent and distribution and then only to the extent exercisable at death.

7. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Texas (except that no effect will be given to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction).  Venue for any dispute arising under this Agreement will lie exclusively in the state and federal courts, as applicable, of Harris County, Texas and the Southern District of Texas, Houston Division, respectively.

8.No Right to Future Awards. The grant of this ISO is subject to the terms of the Plan, which is discretionary in nature, and the terms of this Agreement. The grant of this ISO is a one‑time benefit, and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options.  All determinations with respect to any such future grants, including, but not limited to, the times when options will be granted, the number of shares of Common Stock subject to each option, the option price, and the time or times when each option will be exercisable, will be at the sole discretion of the Committee.  Your participation in the Plan is voluntary.  The grant of this ISO is an extraordinary item of compensation which is outside the scope of your oral, written or implied employment contract, if any.  This ISO is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long‑service awards, pension or retirement benefits or similar payments.  The vesting of this ISO ceases upon termination of employment for any reason except as otherwise explicitly provided in this Agreement.

9.Disclosure. You (i) authorize the Committee, the Company and any affiliated employer entity, and any agent of the Committee administering the Plan or providing Plan recordkeeping services, to disclose to the Committee, the Company or any of its affiliates such information and data as the Committee or the Company will request in order to facilitate the grant of options and the administration of the Plan; (ii) waive any data privacy rights you may have with respect to such information, to the extent permitted under applicable law; and (iii) authorize the Company and any such agent to store and transmit such information in electronic form.

10.Definitions.

(a)“Agreement” is defined in the introduction.

(b)“Board” is defined in Section 3(a).

(c)“Clawback Policy” is defined in Section 12.

(d)“Committee” is defined in Section 3(a).

(e)“Common Stock” is defined in the introduction.

(f)“Company” means Schlumberger Limited.

(g)“Detrimental Activity” means activity that is determined by the Committee in its sole and absolute discretion to be detrimental to the interests of the Company or any of its Subsidiaries, including but not limited to situations where you: (i) divulge trade secrets, proprietary data or other confidential information relating to the Company or to the business of the Company and any Subsidiaries; (ii) enter into employment with or otherwise provides services to (A) any company listed, as of the date of your termination of employment, on the Philadelphia Oil Service Sector Index (or any successor index) or (B) any affiliate of any such listed company, in either case under circumstances suggesting that you will be using unique or special knowledge gained as a Company employee or Subsidiary employee with the effect of competing with the Company or its Subsidiaries; (iii) enter into employment with or otherwise provides services to any Direct Competitor; (iv) engage or employ, or solicit or contact with a view to the engagement or employment of, any person who is an employee of the Company or its Subsidiaries; (v) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from the Company or its Subsidiaries any person who or which is a customer of any of such entities during the period of time between the Grant Date and the vesting of the Option Shares; (vi) are determined to have engaged (whether or not prior to termination) in either gross misconduct or criminal activity harmful to the Company or a Subsidiary; or (vii) take any action that otherwise harms the business interests, reputation, or goodwill of the Company or its Subsidiaries.  The Committee may delegate, to an officer of the Company or to a subcommittee of the Committee, its authority to determine whether you have engaged in “Detrimental Activity.”

(h)“Direct Competitor” means, as of the date of this Agreement any of the following: (i) Halliburton Company, Baker Hughes, Incorporated, Weatherford International plc, and any other oilfield equipment and services company; and (ii) any entity engaged in seismic data acquisition, processing and reservoir geosciences services to the oil and natural gas industry, including in all cases in (i) and (ii) above, any and all of their parents, subsidiaries, affiliates, joint ventures, divisions, successors, or assigns.

(i)“Death Exercise Period” is defined in Section 4(d).

(j)“Disability” means such disability (whether through physical or mental impairment) which totally and permanently incapacitates you from any gainful employment in any field which you are suited by education, training, or experience, as determined by the Committee in its sole and absolute discretion.

(k)“Disability Exercise Period” is defined in Section 4(d).

(l)“Fair Market Value” means, with respect to a share of Common Stock on a particular date, the mean between the highest and lowest composite sales price per share of the Common Stock, as reported on the consolidated transaction reporting system for the New York Stock Exchange for that date, or, if there will have been no such reported prices for that date, the reported mean price on the last preceding date on which a composite sale or sales were effected on one or more of the exchanges on which the shares of Common Stock were traded will be the Fair Market Value.

(m)“Grant Date” is defined in Section 1.

(n)“ISO” is defined in the introduction.

(o)“Option Shares” is defined in Section 1.

(p)“Plan” is defined in the introduction.

(q)“Retirement” means either: (i) your voluntary election to retire from employment with the Company and its Subsidiaries at any time after you have reached both the age of 60 and 25 years of service, or (ii) your voluntary election to retire from employment with the Company and its Subsidiaries at any time after you have reached both the age of 55 and 20 years of service; subject, however, to the approval of either (A) the Committee, if you are an executive officer of the Company at the time of your election to retire, or (B) the Retirement Committee, if you are not an executive officer of the Company at the time of your election to retire, which approval under clauses (A) or (B) may be granted or withheld in the sole discretion of the Committee or the Retirement Committee, as applicable.

(r)“Retirement Committee” means a committee consisting of the Company’s Vice President of Human Resources, the Director of HR Operations and the Compensation & Benefits Manager.

(s)“Retirement Exercise Period” is defined in Section 4(b).

(t)“Special Retirement” means termination of your employment with the Company and all Subsidiaries at or after (i) age 55 or (ii) age 50 and completion of at least 10 years of service with the Company and all Subsidiaries.

(u)“Special Retirement Exercise Period” is defined in Section 4(c).

(v)“Subsidiary” means (i) in the case of a corporation, a “subsidiary corporation” of the Company as defined in Section 424(f) of the Code and (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns 50% or more of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).

11.Acceptance of Award.  If you do not wish to accept this Agreement and the ISO award, please return this Agreement to the Stock Option Department or notify the Stock Option Department in writing.

12.Clawback Policy. The Company’s policy on recoupment of performance-based bonuses, as amended from time to time (its “Clawback Policy”), will apply to the ISO, any shares of Common Stock delivered hereunder, and any profits realized on the sale of such shares to the extent that you are covered by the Clawback Policy. You acknowledge that if you are covered by such policy, the policy may result in the recoupment of the ISO, any shares of Common Stock delivered hereunder and profits realized on the sale of such shares either before, on or after the date on which you become subject to such policy.

13.More Information. The Plan and prospectus are both available on-line at www.myshares.slb.com. A paper copy of the Plan and prospectus may be obtained by contacting the Stock Options Department, Schlumberger Limited, 5599 San Felipe, 17th Floor, Houston, Texas 77056.

SCHLUMBERGER LIMITED

By
Paal Kibsgaard